P R E S S    R E L E A S E

For Apex information contact: Justin Jackson Burns McClellan 212.213.0006 jjackson@burnsmc.com	For Dynogen information contact: Douglas MacDougall MacDougall Biomedical Communications 781.235.3060 dmacdougall@macbiocom.com

APEX BIOVENTURES AND DYNOGEN PHARMACEUTICALS
ANNOUNCE DEFINITIVE MERGER AGREEMENT

-Public Company Will Have Portfolio of Late-Stage Gastrointestinal and Genitourinary Drug Candidates and Funding to Advance Compounds towards Phase 3 Pivotal Trials -

Hillsborough, Calif. and Waltham, Mass. -- February 6, 2008 - Apex Bioventures Acquisition Corp. (AMEX: PEX), a publicly traded special purpose acquisition company with healthcare industry expertise, and Dynogen Pharmaceuticals, Inc., a privately owned clinical stage biopharmaceutical company focused on gastrointestinal and genitourinary disorders, announced today the signing of a definitive merger agreement.

Under the terms of the agreement, Dynogen will become a public company through a merger with a subsidiary of Apex Bioventures. It is anticipated that the shares of the company will continue to be traded on the American Stock Exchange upon completion of the merger. As part of the agreement, Dynogen shareholders will initially receive approximately $98 million in Apex Bioventures stock. The combined entity is expected to have up to $65 million in cash at the closing to finance Dynogen’s late-stage clinical trials and product development activities, and for general corporate purposes. Lee R. Brettman, M.D., President and Chief Executive Officer of Dynogen, will be the President and Chief Executive Officer of the combined company, which will operate out of Dynogen’s current headquarters.

"Dynogen is the most promising private pharmaceutical company of the almost 200 that Apex considered as possible merger partners," said Apex Bioventures chairman Darrell Elliott. "Dynogen has both a deep and advanced pipeline of novel drug candidates and a management team with a successful track record in all aspects of drug development, from discovery through commercialization. We also value the distinguished Dynogen investor group that has helped guide the company and provides strong and continuing financial support to the Dynogen business."

Dynogen’s deep pipeline of late-stage drug candidates is focused on large and underserved markets in disease areas that severely impair a patient’s quality of life, such as irritable bowel syndrome (IBS), nocturnal gastroesophageal reflux disease (NGERD) and overactive bladder. Over the past 12 months Dynogen has obtained statistically significant positive clinical results in three indications, including IBS with diarrhea, IBS with constipation and NGERD.

“At the close, the merger is expected to bring us sufficient capital to carry the company through 2009 and, more importantly, the completion of multiple key, value-driving Phase 2b clinical trials for products which we believe have billion-dollar potential,” said Dr. Brettman. “In addition, the Apex founders, who will be on the board of the combined company, are an experienced and industry-savvy group with track records of building successful companies.”

SUMMARY OF THE TRANSACTION

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Apex Bioventures will initially issue approximately 13.5 million shares of common stock to Dynogen’s shareholders, resulting in Dynogen’s current shareholders owning approximately 56% of the outstanding shares upon completion of the merger, assuming that no Apex Bioventures shareholders exercise their right to convert their Apex Bioventures shares into cash. In addition, Dynogen’s outstanding options will roll over into the new Apex Bioventures option plan. Furthermore, the agreement provides that Dynogen shareholders are eligible to receive two success payments each worth up to $23 million in Apex Bioventures stock, upon achievement of certain clinical milestones. Apex Bioventures will reserve an aggregate of approximately 6.3 million shares of stock at the time of closing to make these success payments.

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Dynogen’s major shareholders will agree to certain lockup provisions prohibiting the sale of any of the Apex Bioventures shares they receive in the merger until six months after the closing of the merger.

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Apex Bioventures’ class of publicly held warrants, expiring June 7, 2011 with an exercise price of $6.00 per share, will remain outstanding, giving the combined company potential access to an additional $62.5 million if all of the warrants are exercised.

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Dynogen will merge with a subsidiary of Apex Bioventures, and, following the transaction, will be a wholly owned subsidiary of Apex Bioventures, which will change its name to Dynogen Pharmaceuticals, Inc.

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The Board of Directors of the combined company will be comprised of nine members, including Dr. Brettman, four members to be nominated by Dynogen and four members to be nominated by Apex Bioventures. The Chairman of the Board of Directors will be Mr. Elliott, the current Chairman of the Apex Bioventures Board of Directors.

The merger has been approved by the Boards of Directors of both companies and is subject to approval by Apex Bioventures’ shareholders and Dynogen’s shareholders, regulatory approval and other customary closing conditions. In addition, closing of the merger is also conditioned on holders of less than 30% of the shares of Apex Bioventures common stock voting against the merger and seeking to convert their Apex Bioventures common stock into cash. Any such conversion would reduce the cash available to the company following the merger.

For the merger, Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., served as legal counsel and Lazard served as financial advisor for Apex Bioventures. RBC Capital Markets Corporation provided a fairness opinion to the Apex Bioventures Board of Directors in conjunction with the definitive merger agreement. Graubard Miller served as legal counsel for Dynogen and Aquilo Partners, Inc. served as advisors for Dynogen.

Conference Call and Webcast Information

Apex Bioventures and Dynogen senior management will host a conference call on Wednesday, February 6, 2008 at 11:00 a.m., Eastern Time, to discuss the merger. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 1-866-550-6338 (United States) or 1-347-284-6930 (International) and referencing the code 7466842. To access the call by live webcast, please go to the following website at http://www.vcall.com/IC/CEPage.asp?ID=125982. A webcast replay at the same website will be available for 30 days. A phone replay will be available by dialing 1-888-203-1112 (United States) or 1-719-457-0820 (International) and referencing the code 7466842.

This communication is being made in respect of the proposed merger transaction involving Apex Bioventures and Dynogen Pharmaceuticals, Inc. Apex Bioventures will promptly file with the SEC a Current Report on Form 8-K, which will include the merger agreement and related documents as exhibits. In addition, Apex Bioventures will file a Registration Statement on Form S-4, including a prospectus/proxy statement, with the SEC in connection with the transaction and mail the final prospectus/proxy statement to Apex Bioventures stockholders of record at the record date for the special meeting of the stockholders to be held to provide approvals relating to the proposed transaction. The registration statement that Apex Bioventures plans to file with the SEC in connection with the transaction and mail to its shareholders will contain information about Apex Bioventures, Dynogen, the proposed merger, and related matters. STOCKHOLDERS ARE URGED TO READ THE PROSPECTUS/PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the prospectus/proxy statement proxy card by mail, stockholders will also be able to obtain the prospectus/proxy statement, as well as other filings containing information about Apex Bioventures, without charge, from the SEC's website (http://www.sec.gov) or, without charge, by contacting Robert Easton at Apex Bioventures at (212) 508-5727. This announcement is neither a solicitation of proxies, an offer to purchase, nor a solicitation of an offer to sell shares of Apex Bioventures.

Apex Bioventures and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Apex Bioventures' shareholders with respect to the matters relating to the proposed merger. Dynogen and its executive officers and directors may also be deemed a participant in such solicitation. Information regarding Apex Bioventures' executive officers and directors is available in Apex Bioventures’ Annual Report on Form 10-K, for the year ended December 31, 2006, and its most recent Report on Form 10-Q for the fiscal quarter ended September 30, 2007. Information regarding any interest that Dynogen or any of the executive officers or directors of Dynogen may have in the transaction with Apex Bioventures will be set forth in the registration statement that Apex Bioventures intends to file with the SEC in connection with the matters to be approved in connection with the proposed merger. Stockholders of Apex Bioventures can obtain this information by reading the registration statement when it becomes available.

About Dynogen’s Product Programs

DDP733

DDP733 is an oral, partial agonist of the serotonin type 3 receptor (5HT3). Serotonin is a neurotransmitter that is known to be involved in the control of the gastrointestinal system. Dynogen is studying DDP733 as a therapy for irritable bowel syndrome (IBS) with constipation (IBS-c). Dynogen obtained positive results from its double-blind, placebo-controlled Phase 2a clinical trial of the candidate as a treatment for IBS-c, demonstrating a clinical response rate of 54% in patients receiving a dose of 1.4 mg compared to a 15% clinical response rate for patients receiving placebo. This was a statistically significant difference in the clinical endpoint of improvement in symptoms of IBS. The drug was also well tolerated. Dynogen initiated a Phase 2b trial of DDP733 in October 2007.

Dynogen is also studying DDP733 as a treatment for nocturnal gastroesophageal reflux disease (NGERD). Dynogen obtained positive results from its double-blind, placebo controlled Phase 1b clinical trial designed to establish proof-of-concept for DDP733 as a treatment for NGERD. Results of the trial indicated that subjects who received the 0.5 mg dose of DDP733 had an average of 40% fewer reflux events while taking DDP733 than when receiving placebo. These results were statistically significant. DDP733 was also well-tolerated. Dynogen expects to initiate a Phase 2 study of DDP733 in GERD patients.

DDP225
DDP225 is an oral, low-potency inhibitor of the 5HT3 receptor and of noradrenaline reuptake that Dynogen is developing for irritable bowel syndrome with diarrhea (IBS-d). Noradrenaline and serotonin are neurotransmitters that are known to be involved in the control of the gastrointestinal system. Dynogen obtained positive results in a randomized, double-blind, placebo-controlled Phase 2a clinical trial of DDP225 for IBS-d. In the trial, DDP225 demonstrated a clinical response rate of 71% in patients receiving the 1 mg dose compared to a 25% response rate for patients receiving placebo. This was a statistically significant difference in the endpoint of adequate relief of IBS pain or discomfort, and the drug was also well-tolerated. Dynogen expects to initiate a Phase 2b trial of DDP225 in patients with IBS-d.

DDP200
DDP200 is an oral, fixed-dose, proprietary combination of two marketed generic drugs, gabapentin and oxybutynin. Dynogen is developing DDP200 for the treatment of overactive bladder (OAB). Dynogen’s combination of the two drugs has shown statistically significant synergy in Dynogen’s preclinical models of OAB, where a dose of DDP200 was more effective at increasing bladder capacity than either gabapentin or oxybutynin when administered alone. Dynogen expects the synergy between the two compounds to increase the efficacy and tolerability profiles compared to market leading drugs for OAB. Dynogen expects to initiate a Phase 2b clinical trial of DDP200 as a treatment for OAB.

About Dynogen Pharmaceuticals, Inc.
Dynogen is a clinical-stage biopharmaceutical company developing innovative treatments for gastrointestinal and genitourinary disorders. Dynogen is focused on large and underserved markets in disease areas that severely impair a patient’s quality of life, such as irritable bowel syndrome, gastroesophageal reflux disease and overactive bladder.

About Apex Bioventures Acquisition Corp.
Apex Bioventures is a special purpose acquisition company focused on the healthcare industry. Apex Bioventures consummated its public offering in June 2007 and recorded net proceeds of $65.3 million including $1.8 million of proceeds from the private placement sale of 1.8 million insider warrants to certain officers, directors and shareholders of Apex Bioventures. As of September 30, 2007, Apex Bioventures held approximately $65.5 million in trust. Apex Bioventures' shares trade on the American Stock Exchange under the symbol PEX.

Forward Looking Statement Disclosure
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the efficacy of potential products, the timelines for bringing such products to market and the availability of funding sources for continued development of such products. Forward-looking statements are based on Apex Bioventures Acquisition Corp. and Dynogen's estimates, assumptions and projections, and are subject to uncertainties, many of which are beyond the control of Apex Bioventures Acquisition Corp. and Dynogen. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include, among others, the risks that (a) there may be regulatory or litigation obstacles to completing the merger, or shareholders of Apex Bioventures Acquisition Corp. may not approve the merger, (b) the American Stock Exchange may not accept the shares of the merged company for continued listing, (c) potential products that appear promising to Dynogen cannot be shown to be efficacious or safe in subsequent preclinical or clinical trials, (d) Dynogen will not obtain appropriate or necessary governmental approvals to market these or other potential products, (e) Dynogen may not be able to obtain anticipated funding for their development projects or other needed funding and (f) Dynogen may not be able to secure or enforce adequate legal protection, including patent protection, for their products.

More detailed information about Apex Bioventures Acquisition Corp. and risk factors that may affect the realization of forward-looking statements, including forward-looking statements in this press release is set forth in Apex Bioventures Acquisition Corp.'s filings with the Securities and Exchange Commission. Apex Bioventures Acquisition Corp. urges investors and security holders to read those documents free of charge at the Commission's web site at http://www.sec.gov. Interested parties may also obtain these documents free of charge from Apex Bioventures Acquisition Corp. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, Apex Bioventures Acquisition Corp undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

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